Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

95% Principal Protected Ruble Basket Notes Due November 12, 2007
Amended Final Term Sheet

Principal Amount:	$31,818,000
Pricing Date:	September 21, 2006 for $30,866,000 principal amount and September 28, 2006 for $952,000 principal amount.
Issue Date:	October 12, 2006
Maturity Date:

November 12, 2007, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date shall be the immediately preceding Business Day)

Determination Date:	October 29, 2007, unless such day is not a Business Day, in which case the Determination Date shall be the tenth Business Day immediately preceding the Maturity Date.
Initial Issue Price:	100.00%
Underwriting commission:	0.25%
Proceeds to Issuer:	99.75%
Redemption Amount:	Principal Amount multiplied by a percentage equal to: 95 plus [5.5 x (100 — Final Index Percentage)]. The Redemption Amount will not be less than 95%, nor more than 117%, of the Principal Amount.
Final Index Percentage:	100 x (0.5 x [Final RUB/EUR Rate ÷ Initial RUB/EUR Rate] + 0.5 x [Final RUB/USD Rate ÷ Initial RUB/USD Rate])
Initial RUB/USD Rate:	26.74
Initial RUB/EUR Rate:	34.0204

CUSIP:	00254EBN1
ISIN:	US00254EBQ44

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

Hypothetical Returns at Maturity

Hypothetical Final Index Value (as a percentage of Initial Index Value)	Hypothetical Redemption Amount (as a percentage of Principal Amount)
94.00%	117.00%
94.50%	117.00%
95.00%	117.00%
95.50%	117.00%
96.00%	117.00%
96.50%	114.25%
97.00%	111.50%
97.50%	108.75%
98.00%	106.00%
98.50%	103.25%
99.09%	100.00%
99.50%	97.75%
100.00%	95.00%
100.50%	95.00%
101.00%	95.00%
101.50%	95.00%